Exhibit 10.2

Certain information in this Exhibit has been omitted because it is both not material and would be competitively harmful if publicly disclosed. Such information is denoted by [ꞏ].

PREPAID FORWARD PURCHASE AGREEMENT

This Prepaid Forward Purchase Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of August 14, 2023 (the “Agreement Date”), is made by and between Brickell Key Investments LP, a Delaware limited partnership (“Purchaser”) and ParkerVision, Inc., a Florida corporation (“Seller”). In consideration of the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

Section 1. Definitions. The following terms shall have the following meanings when used in this Agreement:

“$” or “Dollars” means United States Dollars.

“Affiliate” means, with respect to any person, any other person that controls or is controlled by or is under common control with the referenced person. For all purposes herein, Affiliate includes subsidiaries of such person.

“Agreement” has the meaning given to it in the preamble to this Agreement.

“Agreement Date” has the meaning given to it in the preamble to this Agreement.

“Agreement Termination” means the termination of any and all rights (and obligations) to receive (and pay) the Purchase Price and to receive (and pay) the Total Purchased Return, as such rights (and obligations) are created by the terms of this Agreement.

“Attorneys” means Mintz Levin Cohn Ferris Glovsky and Popeo PC, McKool Smith, a professional corporation, and Daignault Iyer LLP.

“Attorney Representation Agreements” means those engagement letter between Seller and its Attorneys set forth in Exhibit C.

“Business day” means a day on which commercial banks settle payments and are open for general business in New York.

"Claims" means the cases and claims referenced in Schedule A asserted or to be asserted by Seller, or any of its Affiliates or by special purpose vehicle(s) against alleged infringers including, but not limited to, [ꞏ].

"Claims Proceeds Account" means an attorney-client escrow account in the name of the Seller and under the control of an Attorney subject to all of the applicable restrictions customarily placed upon such accounts by the laws of the State of New York, separate from any other client escrow account held by Escrow Agent, and subject to the terms and conditions of the Escrow Agreement.

“Deposit Date” has the meaning given to it in Section 2.2 of this Agreement.

“Encumbrance” means any (a) mortgage, pledge, lien, security interest, charge, hypothecation, security agreement, security arrangement or encumbrance, or other adverse claim against title of any kind; (b) purchase, option, call, or put agreement or arrangement; (c) subordination agreement or arrangement; (d) prior sale, transfer, assignment, or participation by Seller of the Transferred Rights, the Proceeds, or any interest in the Claims; or (e) agreement or arrangement to create or effect any of the foregoing.

“Entity” means any individual, partnership, corporation, limited liability company, association, estate, trust, business trust, governmental authority, fund, investment account, or other person or entity.

“Escrow Agent” shall have the meaning set forth in each Escrow Agreement.

“Escrow Agreement” mean that certain escrow agreement entered into between and among Seller, Purchaser and Attorneys providing for the Claims Proceeds Accounts.

“including” means including, but not limited to.

“Indebtedness” means, without duplication, all items that constitute (a) indebtedness for borrowed money or the deferred purchase price of property (other than trade payables incurred in the ordinary course of business); (b) obligations arising under letter of credit facilities, bonds, notes or other instruments; (c) all liabilities secured by any Encumbrance on any of Seller’s property (other than mechanics’, repairmen’s or other like non-consensual statutory Encumbrances arising in the ordinary course of business with respect to obligations that are not past due); and/or (d) all guarantees or other liabilities with respect to any indebtedness of any other Entity.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations in effect thereunder.

“Market Quotation” means, with respect to any Transferred Rights an amount determined on the basis of quotations from Reference Market-makers. The parties will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the Deposit Date. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Transferred Rights cannot be determined.

“Party” means each of Seller and Purchaser, and Seller and Purchaser are collectively referred to as the “Parties.”

"Patent Assets" means those patents and Pending Patent Applications and litigations set forth in Schedule B.

"Patent Assets Proceeds" means [ꞏ].

"Pending Patent Applications" means any patent application, U.S. or foreign, that has been filed but not yet issued as a patent, including but not limited to, any provisional or nonprovisional (utility) application, including any continuations, continuations-in-part, divisionals, reissues, refilings, PCTs, or equivalent applications.

“Proceeds” means the Patent Assets Proceeds and the Scheduled Patents Proceeds.

“Purchase Price” means an amount equal to $10.00.

“Purchaser” has the meaning given to it in the preamble to this Agreement.

“Reference Market-makers” means four leading dealers in the relevant market, two of which are selected by each of Seller and Purchaser in good faith.

"Scheduled Patents Proceeds" means [ꞏ].

"Scheduled Patents" means those patents and Pending Patent Applications and litigations set forth in Schedule A.

“Seller” has the meaning given to it in the preamble to this Agreement.

“Settlement Date” means the second business day immediately following each Deposit Date.

“Total Purchased Return” means [ꞏ]% of all Proceeds.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Note and any other documents, instruments, or certificates entered into or delivered in connection with this Agreement.

“Transferred Rights” means, with respect to each Settlement Date, (a) all of Seller’s right, title, and interest in and to the Proceeds with a Value equal to the Total Purchased Return minus (b) all amounts paid to Purchaser by Seller pursuant to the Secured Promissory Note dated August 14, 2023, made by Seller for the benefit of Purchaser (the “Note”)), minus (c) the aggregate Value of Proceeds delivered on each prior Settlement Date, if any.

“Value” means, as of any date of determination, (i) with respect to Transferred Rights consisting of securities traded on a national securities exchange, the average of the closing prices on such exchange for the five trading days immediately prior to such determination; (ii) with respect to Transferred Rights consisting of securities not traded on a national securities exchange or other property (other than cash), the fair value of such Transferred Rights as determined by Market Quotation or as may be otherwise agreed by the parties; and (iii) with respect to Transferred Rights consisting of cash, the amount of such cash.

ARTICLE II

TERMS OF PURCHASE AND SALE

Section 2.1. Purchase and Sale of Proceeds. Purchaser agrees to pay the Purchase Price to Seller, on the Agreement Date, in immediately available funds pursuant to “Seller’s Wire Instructions” set forth on Exhibit A. In consideration of the Purchase Price, Seller agrees to deliver to Purchaser on each Settlement Date the Transferred Rights, free and clear of any Encumbrance, up to the total amount of Proceeds obtained on such Settlement Date, until the amount of Transferred Rights remaining equals zero.

Section 2.2. Receipt of Proceeds. Seller promptly will notify Purchaser of its receipt of any Proceeds (whether by or through the Attorneys for Seller’s account or otherwise). Within three (3) business days of Seller (or Attorneys) receiving any Proceeds, Seller will deposit (or cause to be deposited) such Proceeds into the Claims Proceeds Account (the date of each such deposit, a “Deposit Date”). Seller agrees to make the deposits required by this Section 2.2 prior to making any other payments from the Proceeds to any other Entity, including Seller. All payments to Purchaser shall be made free of any withholding, setoff, recoupment, or deduction of any kind except as required by law. In order to secure payment of the Proceeds and as a condition to Purchaser’s entering into this Agreement, Seller shall have delivered the Escrow Agreement, duly executed by Seller and Attorneys, on or prior to the Agreement Date. If Seller fails to timely deposit any Proceeds into the Claims Proceeds Account in accordance with this Section 2.2 of this Agreement and the Escrow Agreement, then, until such amount shall have been deposited, to the extent permitted by law, such amount shall be subject to a late payment penalty, payable on demand, of [ꞏ] per annum, accruing daily and compounding annually on the amount of unpaid Proceeds to Purchaser (the “Late Payment Penalty”).

Section 2.3. Agreement Termination. This Agreement creates rights and obligations of each of the Parties. The Parties intend that, upon Purchaser’s receipt of the Total Purchased Return, any rights and obligations created as a consequence of this Agreement shall terminate and the Agreement Termination shall occur. For the avoidance of doubt, Article I, Section 4.4, and Article V and Article VI shall survive any such termination.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Mutual Representations. Each Party represents and warrants to the other Party as of the Agreement Date that:

(a)	It has the power and authority to enter into and deliver this Agreement and the other Transaction Documents and to perform its obligations under the Transaction Documents.

(b)

The execution, delivery, and performance of the Transaction Documents by it does not conflict with, and will not result in a violation of, (i) any agreement or other instrument that may be binding upon such Party or its assets or property; or (iii) any law, governmental regulation, court decree, or order applicable to such Party or such Party’s assets or property.

(c)

The Transaction Documents have been duly authorized, executed, and delivered by it, and constitute the legal, valid, and binding obligations of it, as well as its successors and assigns, enforceable against it in accordance with their respective terms.

(d)	No notice to, registration with, consent of, or any other action by any Entity (including any court) is or will be required for such Party to perform its obligations under the Transaction Documents.

(e)	It has engaged independent legal counsel and tax advisors, which have reviewed the Transaction Documents and advised such Party about the applicable terms and obligations.

Section 3.2. Seller’s Representations. Seller represents and warrants to Purchaser as of the Agreement Date that:

(a)

Seller is the sole legal and beneficial owner of to the Claims and will be the sole owner of the Proceeds when realized, in each case free and clear of any Encumbrances other than the obligations to Purchaser created under this Agreement and the Escrow Agreement.

(b)

There are no suits, investigations, or proceedings pending or threatened against Seller that may adversely affect it, the Claims, the Proceeds (when realized), the Transferred Rights or its other assets.

(c)	Seller has not received any payment or distribution of Proceeds or in connection with the Claims.

(d)

Seller, to the knowledge of Seller, has provided to Purchaser true, correct, and complete copies of all material documents and other information relating to the Claims; provided, however, that Seller has not provided such documents and information to the extent that such disclosure would reasonably be expected to result in the loss of protection under the attorney-client privilege, attorney work product doctrine or similar protection or such information was, prior to the date hereof, explicitly made subject to any “Attorney’s Eyes Only” designation or other confidentiality obligation (“Excluded Information”). Even without the Excluded Information, to the knowledge of Seller, Seller has provided Purchaser with sufficient information to evaluate [ꞏ] the Claims. Seller believes that Seller will prevail in the Claims. The documents and information delivered by Seller to Purchaser that constitute statements by Seller do not contain any untrue statement by Seller of a material fact or omit to state a material fact necessary to make the statements made by Seller therein not misleading.

(e)	Before and after giving effect to the Transaction Documents, Seller is solvent and has the economic capability to perform its obligations under the Transaction Documents.

(f)

(i) Seller has no Indebtedness outstanding relating to the Proceeds or the Claims other than Indebtedness the material terms of which have been disclosed in writing to Purchaser and (ii) Seller is not in default under the documents governing such Indebtedness.

(g)

Except for the Transaction Documents and the Attorney Representation Agreements (including Seller's previous counsel), Seller has not entered into any assignment, financing, or other investment arrangement relating to the Claims, the Proceeds, or the Transferred Rights.

(h)	Seller has sole control of the Claims and any settlement decisions related thereto and will not delegate such control to any Entity.

(i)

Purchaser has not provided Seller with any legal, tax, or investment advice regarding selling the Transferred Rights or entering into the Transaction Documents or the Attorney Representation Agreements. Seller is capable of evaluating and understanding the terms, risks, and conditions of the transactions contemplated by the Transaction Documents and the Attorney Representation Agreements.

(j)

Seller brought and continues to pursue the Claims in the exercise of its independent judgment in consultation with its counsel. Purchaser has not prompted or encouraged initiation of any Claims, and, regardless of the existence of this Agreement, Seller would have brought and would continue to pursue the Claims.

ARTICLE IV

COVENANTS

Section 4.1. Information. Subject to the Excluded Information provision of Section 3.2(d), Seller agrees and undertakes, directly or through Attorneys, to provide the information set forth in Annex A and to keep Purchaser informed about the progress of the Claims and the collection of the Proceeds, including providing sufficient details to enable Purchaser to continue to evaluate [ꞏ]. Subject to the foregoing limitation, promptly after becoming aware thereof, Seller directly or through Attorneys will inform Purchaser of any event that could reasonably be expected to have a material adverse effect on the Claims or the collection of any Proceeds.

Section 4.2. Claims. At all times, Seller will maintain sole control of the Claims and any settlement decisions related thereto. [ꞏ]. Seller will: (a) use its best efforts to enforce its rights and prosecute the Claims with all due skill, care, and speed; (b) use its best efforts to prevail in the Claims; (c) use its best efforts to obtain an outcome in the Claims that maximizes the amount of Proceeds; and (d) use its best efforts promptly to collect any Proceeds payable in connection with the Claims; provided, however, that nothing in this Agreement shall require Seller to continue the Claims to the extent Seller, at any time, reasonably determines that the Claims no longer has merit. Seller will be responsible for the prompt payment of any and all fees, costs and expenses incurred by Seller in prosecution of the Claims. For the avoidance of doubt, Seller acknowledges and agrees that Purchaser shall not direct the Claims or Attorneys regarding the Claims.

Section 4.3. Default. Seller shall promptly notify Purchaser of any default under the Transaction Documents.

Section 4.4. True Sale. Seller and Purchaser intend and agree that the transactions contemplated by the Transaction Documents shall constitute a true sale and absolute transfer of the Transferred Rights to Purchaser, thereby providing Purchaser with the full risks and benefits of ownership of the Transferred Rights, and each of Seller and Purchaser agrees that the transactions contemplated by the Transaction Documents shall be reflected on their respective books and records in a manner consistent with this intent and agreement. The Parties intend that any rights or obligations created as a consequence of this Agreement will terminate (within the meaning of Section 1234A of the Code) upon Buyer’s receipt of the full Total Purchased Return.

ARTICLE V

INDEMNIFICATION

Section 5.1. Indemnification and Repurchase. Seller shall indemnify, defend, and hold Purchaser and its officers, directors, managers, agents, partners, members, shareholders, controlling entities, and employees (collectively, “Indemnitees”), harmless from and against any liability, claim, cost, loss, judgment, damage, or expense (including reasonable attorneys’ fees and expenses) (“Losses”) that any Indemnitee incurs or suffers (a) as a result of, or arising out of, a breach of any of Seller’s representations, warranties, covenants, or agreements in the Transaction Documents, and / or (b) if caused by the Seller, in connection with the Claims and / or (c) as a result of third-party discovery proceedings relating to the Claims and / or the Transaction Documents; provided that, any amounts paid to Indemnitees pursuant to subclauses (b) and (c) above shall be limited to $[ꞏ].

ARTICLE VI

MISCELLANEOUS

Section 6.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to any principles of law that would require the application of the laws of another state).

Section 6.2. Income Tax Treatment. For income tax purposes, the Parties hereto agree to treat the Agreement, upon payment by the Purchaser of the Purchase Price, as creating prepaid forward contract for United States federal income tax purposes. Accordingly, the Parties shall not treat the transactions pursuant to this Agreement as creating, for United States federal income tax purposes, indebtedness of the Seller or a partnership between the Purchaser and the Seller. Each Party shall be responsible for the payment of its own income tax liabilities incurred in connection with the Transaction Documents and shall file all tax returns in a manner consistent with such treatment, unless otherwise required under applicable law. To the maximum extent permitted by law, the payment of the Total Purchased Return to Purchaser shall constitute an Agreement Termination resulting in a disposition of any assets created or transferred as a result of this Agreement. Seller shall furnish to Purchaser a properly completed and executed Internal Revenue Form W-9 setting forth the Seller is a United States person for United States federal income tax purposes. Seller will not issue any Form 1099 to Purchaser in connection with any payments made to Purchaser under this Agreement. Seller shall not withhold or deduct any amount from the payment of the Total Purchased Return to the Purchaser on account of taxes. Purchaser shall furnish to Seller a properly completed and executed Internal Revenue Form W-9 setting forth that Purchaser is a United States person for United States federal income tax purposes. Purchaser will not issue any Form 1099 in connection with the payment of the Purchase Price under this Agreement. Purchaser shall not withhold or deduct any amount from the payment of the Purchase Price to Seller under this Agreement on account of taxes.

Section 6.3. Relationship of the Parties; Election Out of Partnership Status. The relationship between Seller, on the one hand, and Purchaser, on the other, shall be that of seller and buyer. Neither is a trustee or agent for the other, nor does either have any fiduciary obligations to the other. This Agreement and the other Transaction Documents are not intended to create, and shall not be construed to create, a joint venture or a relationship of partnership or an association for profit between or among Seller and Purchaser or any other Entity. Notwithstanding any provision herein that this Agreement and operations hereunder shall not constitute a partnership, if, for United States federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership (the “Partnership”), each affected Party elects to be excluded from the application of the provisions of Subchapter K, Chapter 1, Subtitle A, of the IRC, as permitted and authorized by IRC Section 761 and the regulations promulgated thereunder. Purchaser is authorized and directed to execute on behalf of the Partnership any evidence of this election that may be required under United States federal income tax law. Each Party agrees to execute and furnish any documents and other evidence of the election as may be required under United States federal income tax law or that the Purchaser determines to be otherwise useful or necessary to establish the election. If the election is made, each Party shall act in a manner consistent with the election made pursuant to this Section 6.3 and file all tax returns in accordance with the election. In making the foregoing election, each Party states that the income derived by such Party from operations hereunder can be adequately determined without the computation of Partnership taxable income.

Section 6.4. Arbitration. Any controversy or claim arising out of or relating to this Agreement or any other Transaction Document, or the breach thereof, shall be settled by confidential arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration hearings shall be held in the City of New York, New York, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. For the avoidance of doubt, the Parties agree that even claims for emergency equitable relief, such as a temporary restraining order, may be sought only in arbitration pursuant to this Section 6.4. The arbitrator will have the authority to: (a) compel adequate discovery for the resolution of the dispute, (b) award any and all remedies that any Entity would be entitled to seek in a court of law, and (c) determine its own jurisdiction by interpreting the scope of this arbitration clause and whether a controversy or claim arises out of or relates to this Agreement or any other Transaction Document. Notwithstanding the foregoing, this Section 6.4 shall not limit the right of Purchaser to: (i) exercise self-help remedies, such as but not limited to, setoff or (ii) act in a court of law to obtain an interim remedy, such as, but not limited to, writ of possession or appointment of a receiver, or additional or supplementary remedies relating to the Claims. The prevailing party in any arbitration pursuant to this Section 6.4, as determined by the arbitrator, shall be entitled to recover its reasonable attorneys’ fees, expert witness fees, costs, and expenses incurred in connection with the arbitration, in addition to any other relief to which such prevailing party may be entitled. By agreeing to binding arbitration, the Parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any claim arising out of or relating to this Agreement or any other Transaction Document, or the breach thereof. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any claim is not arbitrated, the Parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such claim. WHETHER A CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

Section 6.5. Confidentiality. The Parties agree that the existence of this Agreement, the Attorney Representation Agreements and each other Transaction Document, and the fact of and details surrounding the relationship between the Parties reflected by the Transaction Documents and the Attorney Representation Agreements, shall be held in strictest confidence unless the Parties agree in writing to disclose certain information (including for strategic benefit in the Claims) or as otherwise required by applicable law. The Parties agree that the Transaction Documents may not be used in connection with, or as the basis of documents for, any other transaction by Seller (other than transactions with Purchaser or with Seller's counsel), Seller’s counsel (other than transactions with Purchaser or with Seller), or any of Seller’s officers, directors, managers, agents, partners, members, shareholders, controlling entities, and employees.

Section 6.6. Mutual Drafting. The Transaction Documents will be deemed to have been jointly drafted by the Parties and no provision shall be interpreted or construed for or against either Party because such Party actually or purportedly prepared or requested such provision, any other provision or the Transaction Documents as a whole.

Section 6.7. Transfers.

(a)

Neither Seller nor Purchaser shall assign or delegate its rights or obligations under this Agreement or the other related Transaction Documents without the prior written consent of the other Party; provided, however, that, in connection with an eventual syndication by Purchaser of its rights to potential proceeds from its portfolio of claims, including the Proceeds hereunder, Purchaser may, without the consent of Seller or any other person, assign or transfer to a third party all or part of its interest in (i) Proceeds under this Agreement, (ii) its share of any and all recoveries associated with the Claims and / or Proceeds and (iii) any other rights, licenses or obligations hereunder; provided, further however, that the third party assignee or transferee shall not be deemed a client of the Attorneys, shall not have any control over the Claims, shall not become a party to the Claims and shall not have any access to information in respect of the Claims that is privileged or otherwise judicially protected. Notwithstanding the above, Purchaser may assign, in whole or in part and without the consent of Seller or any other person, the rights, benefits and obligations of this Agreement to another pooled investment vehicle managed by Brickell Key Asset Management Limited, a Guernsey limited company, or its Affiliates or their respective successors and assigns.

(b)

Without Purchaser’s prior written consent, Seller shall not cause or permit any Encumbrances or enter into any financing or hedging arrangement with respect to, or transfer any of its interests in, the Claims, the Proceeds, or the Transferred Rights, other than those Encumbrances disclosed in writing to Purchaser prior to the date of this Agreement.

(c)	Seller shall not transfer any of its rights or obligations in the Transaction Documents.

(d)

The Transaction Documents, including the representations, warranties, covenants, and indemnities contained in this Agreement, shall inure to the benefit of, be binding upon, and be enforceable by and against the Parties and their respective successors and permitted assigns.

Section 6.8. Costs and Expenses. Each Party will pay such Party’s own costs and expenses incurred in connection with this Agreement and the other Transaction Documents. Seller will pay Purchaser’s costs and expenses incurred in connection with enforcing Seller’s obligations under the Transaction Documents.

Section 6.9. Amendment; Waiver. No amendment of any provision of the Transaction Documents shall be effective unless it is in writing and signed by the Parties, and no waiver of any provision of the Transaction Documents, nor consent to any departure by any Party from it, shall be effective unless it is in writing and signed by the affected Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of a Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver by such Party, nor shall any single or partial exercise of any right or remedy under the Transaction Documents preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of each Party provided herein and in the other Transaction Documents (a) are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by law and (b) are not conditional or contingent on any attempt by such Party to exercise any of its rights or remedies under any other related document or against the other Party or any other Entity.

Section 6.10. Entire Agreement. Other than as to that certain letter agreement between Lender and Borrower dated May 30, 2023 [ꞏ], this Agreement and any and all other Transaction Documents (including the Note) embody the final, entire agreement of the Parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof including, without limitation, the Advance Agreements (as defined in the Note) and shall not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

Section 6.11. Further Assurances. Each Party agrees to (a) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents, and instruments and (b) take or cause to be taken all such other and further actions as the other Party may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement and the other Transaction Documents.

Section 6.12. Severability; Construction. If any provision of this Agreement or the other Transaction Documents is held invalid, the remainder of this Agreement and the other Transaction Documents shall nevertheless remain in full force and effect, and the application of such provision to one Party or circumstance shall not render that provision invalid or unenforceable as to any other Party or circumstance. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; provided, however, that if the offending provision cannot be so modified, it shall be stricken and all other provisions of the Transaction Documents in all other respects shall remain valid and enforceable. If, for any reason, any provision of the Transaction Documents is invalidated in a way that reduces the amount of the Transferred Rights payable to Purchaser, then the Parties agree to promptly modify the Transaction Documents in a way that will allow Purchaser to receive payments equal to the lesser of (a) the maximum amount permitted by law and (b) the Transferred Rights. The Transaction Documents shall be construed in such a manner as to give full force and effect to all provisions of this Agreement and the other Transaction Documents; provided, however, that in the event of any irreconcilable conflict between the terms and provisions contained in this Agreement and in any of the other Transaction Documents, the terms and provisions of this Agreement shall control. Section or other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 6.13. Notices. All notices given pursuant to the Transaction Documents shall be in writing and shall be deemed effective upon: (a) personal delivery to the Party to be notified; (b) in the case of e-mail, upon the receiving Party of such e-mail acknowledging receipt in writing; or (c) one (1) business day after deposit with a nationally recognized overnight courier for next business day delivery with written verification of receipt. Communications shall be sent to the appropriate addresses as set forth on Exhibit B, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 6.13.

Section 6.14. Counterparts. This Agreement and the other Transaction Documents may be executed in multiple counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission by facsimile, electronic mail or other form of electronic transmission of an executed counterpart of any Transaction Document shall be deemed to constitute due and sufficient delivery of such counterpart. Each fully executed counterpart of this Agreement and any other Transaction Document shall be deemed to be a duplicate original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Agreement Date.

Seller:

PARKERVISION, INC.

By: ________________________________

Name:

Title:

PURCHASER:

BRICKELL KEY INVESTMENTS LP

By: _____________________________

Name:

Title:          Director for and on behalf of Brickell Key Partners GP Limited,

as General Partner of Brickell Key Investments LP